CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Centaur Mutual Funds Trust and to the use of our report dated December 29, 2016 on the financial statements and financial highlights of Centaur Total Return Fund, a series of shares of beneficial interest in Centaur Mutual Funds Trust. Such financial statements and financial highlights appear in the October 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 28, 2017